Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Edward P. Williams Interim Principal Financial Officer

MID PENN BANCORP, INC. REPORTS THIRD QUARTER EARNINGS AND DECLARES DIVIDEND

October 23, 2014 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ:  MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the quarter ended September 30, 2014 of $1,507,000, or $0.43 per common share, an increase of 7.6% over net income available to common shareholders of $1,400,000, or $0.40 per common share, reported during the same period in 2013.  Through the first nine months of 2014, Mid Penn’s net income available to common shareholders was $4,550,000, or $1.30 per common share, an increase of 37.8% over net income available to common shareholders of $3,303,000, or $0.95 per common share, reported during the same period in 2013.  Mid Penn also reported increases of $66,415,000 in total assets, $39,615,000 in total loans, and $25,143,000 in total deposits over September 30, 2013.

2014 Financial Highlights
(dollars in thousands, except per share data)

	As of September 30,		Change
	2014	2013	$	%

Total Assets	$764,403	$697,988	$66,415	9.5%

Total Loans	568,161	528,546	39,615	7.5%

Total Deposits	645,997	620,854	25,143	4.0%

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2014	2013	$	%	2014	2013	$	%

Net Interest Income	$6,544	$6,441	$103	1.6%	$19,567	$17,747	$1,820	10.3%

Net Income Available to Common Shareholders	1,507	1,400	107	7.6%	4,550	3,303	1,247	37.8%

Basic Earnings per Common Share	0.43	0.40	0.03	7.5%	1.30	0.95	0.35	36.8%

Return on Average Equity	10.73%	11.37%	N/A	-5.6%	11.39%	9.00%	N/A	26.5%

President’s Statement

I am pleased to announce Mid Penn’s financial results for the three and nine months ended September 30, 2014.  The third quarter net income available to common shareholders of $1,507,000 helped propel Mid Penn to net income available to common shareholders of $4,550,000 for the nine months ended September 30, 2014, its highest nine month earnings total in its 146 year history.  As can be seen above, year-to-date net income available to common shareholders improved 37.8% versus the comparable period last year.  Net income available to common shareholders for the third quarter of 2014 increased 7.6% over the comparable period in 2013.  Strong loan and deposit growth, an improved net interest margin, and control of expenses were the driving factors of our success.  We are encouraged by the financial results throughout 2014 and remain focused on quality asset growth,  improving the net interest margin, controlling operating expenses, and stabilizing noninterest income.    Additionally, we are committed to franchise expansion through partnerships with other financial institutions, as evidenced by our recently announced acquisition of Phoenix Bancorp, Inc.

On behalf of the Board of Directors, I announce today that Mid Penn is declaring a cash dividend of $0.10 per common share based on third quarter earnings.  This is an increase from the $0.05 per common share dividend declared for the third quarter of 2013 and our sixteenth consecutive quarter of paying a cash dividend.  The dividend is payable November 24, 2014 to shareholders of record November 5, 2014.

Income Statement

(dollars in thousands, except per	Three months Ended September 30,		Change		Nine Months Ended September 30,		Change
share data)	2014	2013	$	%	2014	2013	$	%

Interest Income	$7,633	$7,633	$-	0.0%	$22,883	$21,688	$1,195	5.5%

Interest Expense	1,089	1,192	(103)	-8.6%	3,316	3,941	(625)	-15.9%

Provision for Loan and Lease Losses	395	575	(180)	-31.3%	1,217	1,485	(268)	-18.0%

Total Noninterest Income	741	808	(67)	-8.3%	2,409	2,496	(87)	-3.5%

Total Noninterest Expense	4,929	4,746	183	3.9%	14,735	14,395	340	2.4%

Net Income Available to Common Shareholders	1,507	1,400	107	7.6%	4,550	3,303	1,247	37.8%

Basic Earnings per Common Share	0.43	0.40	0.03	7.5%	1.30	0.95	0.35	36.8%

Net income available to common shareholders was $1,507,000, or $0.43 basic earnings per common share, for the quarter ended September 30, 2014, as compared to net income available to common shareholders of $1,400,000, or $0.40 basic earnings per common share, for the quarter ended September 30, 2013, a 7.6% increase.  This increase was driven by continued improvement in Mid Penn’s cost of funds and asset quality, yielding reduced interest expense and loan loss provision for the quarter compared to the same period last year.  Noninterest income was down from the third quarter of 2013, when Mid Penn recorded security gains of $108,000 as the investment portfolio was adjusted to take advantage of current market conditions.  The third quarter of 2013’s noninterest expenses also benefitted from the recognition of a $139,000 refund of FDIC assessment overbillings and net gains on the sale of foreclosed assets totaling $54,000.

During the nine months ended September 30, 2014, net income available to common shareholders was $4,550,000 or $1.30 basic earnings per common share, versus $3,303,000, or $0.95 basic earnings per common share for the same period in 2013, a 37.8% increase.  Net interest income improvement has been supported by both increased interest income and decreased interest expense.  Interest income reflects both the increased balances in earning assets and improved yield on investments.  Interest expense reflects the ongoing strategy of reduced reliance on non-relationship time deposits in favor of lower-cost cash management, non-profit, and government relationship accounts.  Improving asset quality metrics are reflected in improved loan loss provision year over year.  Finally, noninterest expenses for the nine months ended September 30, 2013 benefited from the recognition of $396,000 in gains on sale of foreclosed assets which suppressed expense levels relative to the same period in 2014.

Net Interest Income and Net Interest Margin

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
	2014	2013	%	2014	2013	%
Net Interest Margin	3.91%	4.08%	-4.2%	4.01%	3.79%	5.8%
Cost of Funds	0.69%	0.81%	-14.8%	0.72%	0.89%	-19.1%
Yield on Earning Assets	4.52%	4.78%	-5.4%	4.65%	4.57%	1.8%

Net interest income increased $103,000, or 1.6%, to $6,544,000 for the quarter ended September 30, 2014 from $6,441,000 during the quarter ended September 30, 2013.  Through the first nine months of 2014, net interest income increased $1,820,000, or 10.3%, to $19,567,000, from $17,747,000 during the same period in 2013.

For the three months ended September 30, 2014, Mid Penn’s taxable-equivalent net interest margin decreased to 3.91%, from 4.08% for the three months ended September 30, 2013.  The three months ended September 30, 2013 included the recognition of $123,000 in nonaccrual interest income resulting from the full payoff of a troubled credit.

For the nine months ended September 30, 2014, Mid Penn’s taxable-equivalent net interest margin increased to 4.01% from 3.79% for the nine months ended September 30, 2013.  Two factors drove this margin improvement.  First, was the increase in investment security yields from 2.46% during 2013, to 3.49% in 2014.  This increase was the result of portfolio restructuring to improve investment yields and the return of premium amortization on mortgage-backed securities to normal levels after the increase in long-term rates in May of 2013.  Second, was the reduction in total cost of funds from 0.89% to 0.72% by employing a strategy of replacing higher-cost, non-relationship time deposits with lower-cost relationship deposits, including cash management, non-profit, and government accounts.

Noninterest Income

Noninterest income decreased $67,000, or 8.3%, during the third quarter of 2014 versus the same period in 2013.  During the nine months ended September 30, 2014, noninterest income decreased $87,000, or 3.5%, versus the nine months ended September 30, 2013.  The table below lists the more significant changes in noninterest income for the three and nine months ended September 30, 2013 and 2014.

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(dollars in thousands)	2014	2013	$	%	2014	2013	$	%
Income from fiduciary activities	$120	$111	$9	8.1%	$445	$360	$85	23.6%
Net gain on sales of investment securities	-	108	(108)	-100.0%	150	220	(70)	-31.8%
Mortgage banking income	95	75	20	26.7%	208	300	(92)	-30.7%
Merchant services income	65	86	(21)	-24.4%	198	260	(62)	-23.8%
Net gain on sales of SBA loans	19	-	19	NA	97	-	97	NA

Income from fiduciary activities increased during the three and nine months ended September 30, 2014 versus the same periods in 2013 as a result of increased sales of third party mutual funds and annuities during 2014 versus 2013.  Mid Penn did not sell any securities in the three months ended September 30, 2014, and therefore, had no gain on such activity, compared to gains of $108,000 recognized in the three months ended September 30, 2013.  Mortgage banking income was up slightly in the three months ended September 30, 2014 over September 30, 2013; however, it was down during the nine months ended September 30, 2014 over the same period in 2013.  Refinancing activity subsided in 2014 relative to 2013 due to mortgage rate increases.  While home purchase activity improved during the quarter, it did not rebound enough to compensate for the decline throughout our market area during the first quarter of 2014 due to harsh winter weather conditions.  This left Mid Penn behind for the nine months ended September 30, 2014 over the same period in 2013.  Merchant services income decreased for the three and nine months ended September 30, 2014 versus the same periods in 2013.  This variance is the result of increased competition in that business line along with harsh weather conditions during the first quarter as merchant sales were impacted by the lack of traffic.  Net gain on sales of SBA loans increased during the nine months ended September 30, 2014 versus the same period in 2013 as Mid Penn began selling the guaranteed portion of Small Business Association (SBA) loans in the secondary market in 2014.

Noninterest Expense

Noninterest expenses increased $183,000, or 3.9%, during the third quarter of 2014, versus the same period in 2013.  During the nine months ended September 30, 2014, noninterest expenses increased $340,000, or 2.4%, versus the nine months ended September 30, 2013.  The table below lists the more significant changes in noninterest expense for the three and nine months ended September 30, 2013 and 2014.

	Three Months Ended September, 30		Change		Nine Months Ended September 30,		Change
(dollars in thousands)	2014	2013	$	%	2014	2013	$	%
Salaries and employee benefits	$2,635	$2,657	$(22)	-0.8%	$8,026	$8,199	$(173)	-2.1%
Occupancy expense, net	282	256	26	10.2%	986	835	151	18.1%
PA bank shares tax expense	64	104	(40)	-38.5%	272	365	(93)	-25.5%
FDIC assessment	134	6	128	2,133.3%	405	339	66	19.5%
Legal and professional fees	101	191	(90)	-47.1%	366	511	(145)	-28.4%
Marketing and advertising expense	95	87	8	9.2%	227	192	35	18.2%
Loss (gain) on sale/write-down of foreclosed assets	52	(54)	106	-196.3%	109	(376)	485	-129.0%
Loan collection costs	76	32	44	137.5%	229	178	51	28.7%

Salaries and employee benefits decreased during the three and nine months ended September 30, 2014 versus the same periods in 2013, primarily due to improved actual medical claims from Mid Penn’s self-insured plan.  2014 also reflects the benefit of lower staffing levels in operational areas derived from the conversion to a hosted computer environment with our primary computer vendor during the fourth quarter of 2013.  Occupancy expense increased during the nine months ended September 30, 2014 due to increases in snow removal costs and heating as a result of the harsh weather conditions during the first quarter and early in the second quarter.    Pennsylvania Bank Shares tax expense decreased during the three and nine months ended September 30, 2014 in accordance with a change in the calculation methodology.  FDIC assessments consist of premiums paid by FDIC-insured institutions.  The assessments are based on statutory and risk classification factors.  FDIC assessments increased during the three and nine months ended September 30, 2014 over the same periods in 2013 due to a $139,000 refund from the FDIC in September 2013 for overbillings that began in the second quarter of 2012.  Legal and professional fees decreased during the three and nine months ended September 30, 2014 due to a decrease in consultant expenses over the same period last year, which included one-time set-up fees associated with the migration of Mid Penn’s core banking data from an in-house environment to a service bureau hosted platform.  Marketing and advertising expense increased slightly during the three and nine months ended September 30, 2014 versus the same periods in 2013 as a result of increased promotional item usage to improve brand awareness, primarily in the Capital Region. Loss (gain) on sale/write-down of foreclosed assets fluctuated during the three and nine months ended September 30, 2014 versus the same periods in 2013 due to the write-down of foreclosed assets as a result of updated appraisals on subject properties within the portfolio and the recognition of a substantial gain on the sale of a property during the second quarter of 2013.  Loan collection costs increased during the three and nine months ended September 30, 2014 versus the same periods in 2013 primarily due to real estate taxes Mid Penn was required to pay in 2014 in order to maintain its lien positions on foreclosed properties.  In addition, the three and nine months ended September 30, 2013 loan collection cost figures were offset by $56,000 in previously paid costs reimbursed to Mid Penn in that quarter.

Balance Sheet

Highlights from Mid Penn’s balance sheet growth at September 30, 2014 compared to September 30, 2013 are shown below.

	As of September 30,		Change
(dollars in thousands)	2014	2013	$	%
Total Assets	$764,403	$697,988	$66,415	9.5%
Total Loans	568,161	528,546	39,615	7.5%
Total Deposits	645,997	620,854	25,143	4.0%
Total Core Deposits	597,291	569,505	27,786	4.9%
Total Borrowings	54,862	17,435	37,427	214.7%

The increase in Mid Penn’s total assets  is divided mainly between loan growth and growth in the investment portfolio.  The loan growth came as a result of business development efforts by an experienced loan team.  The investment portfolio growth was done in order to support public fund deposit growth, which requires collateralization as per law.  A large portion of Mid Penn’s deposit growth was in core deposits with the majority in interest-bearing demand and money market accounts, which increased $36,317,000 to $436,439,000 at September 30, 2014 from $400,122,000 at September 30, 2013.  Short-term borrowings increased $12,609,000 from $9,245,000 at September 30, 2013 to $21,854,000 at September 30, 2014, while long-term debt increased $24,818,000 from $8,190,000 at September 30, 2013 due to the addition of $25,000,000 in FHLB Advance borrowings.  The long-term debt was added as a prudent and planned asset liability management strategy to take advantage of low long-term borrowing rates.  The remainder of the asset growth was funded by the growth in core deposits, driving an improvement in overall cost of funds and net interest margin.

Investments

Mid Penn’s total available-for-sale securities portfolio increased $28,364,000 from $119,770,000 at September 30, 2013 to $148,134,000 at September 30, 2014.  Due to the strategic increase in public funds deposits, Mid Penn increased the amount of investments available for pledging in its portfolio.  The following table presents the fair value and composition of the portfolio at September 30, 2014 and 2013.

	As of September 30,		Change
(dollars in thousands)	2014	2013	$	%
U.S. Treasury and U.S. government agencies	$26,865	$12,914	$13,951	108.0%
Mortgage-backed U.S. government agencies	40,679	42,373	(1,694)	-4.0%
State and political subdivision obligations	78,990	62,939	16,051	25.5%
Equity securities	1,600	1,544	56	3.6%
Total Available-for-Sale Securities	$148,134	$119,770	$28,364	23.7%

Loans

Total loans at September 30, 2014 were $568,161,000 compared to $528,546,000 at September 30, 2013, an increase of $39,615,000, or 7.5%.  The following table illustrates the change in the composition of the loan portfolio over the last twelve months.

	As of September 30,		Change
(dollars in thousands)	2014	2013	$	%
Commercial real estate, construction and land development	$285,614	$274,916	$10,698	3.9%
Commercial, industrial and agricultural	117,985	94,149	23,836	25.3%
Residential mortgage	160,723	154,458	6,265	4.1%
Consumer	3,839	5,023	(1,184)	-23.6%
Total Loans	$568,161	$528,546	$39,615	7.5%

As noted above, the main driver in loan growth has been in the commercial loan area, specifically in commercial, industrial and agricultural loans.  Mid Penn has transitioned its commercial loan team over the past five years and now has professional lenders who focus their efforts on developing and maintaining complete business relationships versus a previous focus on prospect-specific financing.  We believe the positive results of this transformation are now evident and position us properly for the future.

Asset Quality

	September 30,	December 31,	September 30,
	2014	2013	2013
Non-performing assets/period-end loans & OREO	2.03%	2.32%	2.60%
Net loan charge-offs/average total loans (annualized)	0.27%	0.17%	0.32%
Loan loss reserve/gross loans	1.13%	1.16%	1.10%
Non-performing loan coverage	60.01%	53.94%	49.34%

Total nonperforming assets at September 30, 2014 amounted to $11,533,000, or 2.03%, of loans and leases net of unearned income and other real estate owned, compared to levels of $12,675,000, or 2.32%, at December 31, 2013 and $13,789,000, or 2.60%, at September 30, 2013.  This improvement has been the result of well-structured workout plans, which have yielded very positive results.

During the first nine months of 2014, Mid Penn had net charge-offs of $1,123,000 compared to net charge-offs of $1,201,000 during the same period of 2013.

Following its model for loan and lease loss allowance adequacy, management recorded a $395,000 provision for the three months ended September 30, 2014, compared to a provision of $575,000 for the three months ended September 30, 2013.  During the nine months ended September 30, 2014, the provision for loan and lease losses was $1,217,000, compared to $1,485,000 for the nine months ended September 30, 2013.  The allowance for loan and lease losses as a percentage of total loans was 1.13% at September 30, 2014, compared to 1.16% at December 31, 2013.  Management believes, based on information currently available, that the allowance for loan and lease losses of $6,411,000 is adequate as of September 30, 2014.

Mid Penn recognizes asset quality as a high priority and continues its efforts to mitigate future losses through capturing and monitoring credit risk within the portfolio, as well as proactively working with its customers.  Furthermore, active monitoring and follow-up will continue on loans previously charged off in order to realize recoveries when borrowers’ conditions have improved.

Deposits

Total deposits increased $25,143,000 from $620,854,000 at September 30, 2013 to $645,997,000 at September 30, 2014.  The change in balances over the past twelve months by account type is as follows:

	As of September 30,		Change
(dollars in thousands)	2014	2013	$	%
Noninterest bearing demand	$52,715	$48,495	$4,220	8.7%
Interest bearing demand	226,883	202,285	24,598	12.2%
Money Market	209,556	197,837	11,719	5.9%
Savings	30,672	29,666	1,006	3.4%
Time	126,171	142,571	(16,400)	-11.5%
Total Deposits	$645,997	$620,854	$25,143	4.0%

Interest bearing demand and money market deposit balances increased $24,598,000 and $11,719,000, respectively at September 30, 2014 from September 30, 2013 due to the addition of large cash management, non-profit, and government relationship accounts.  Time deposits declined $16,400,000 from $142,571,000 at September 30, 2013, as less aggressive certificate of deposit rates have allowed non-relationship time deposits to run off and shifted the funding composition towards lower-cost deposits, including public funds.  This strategy, coupled with strong earning assets, has improved margins and provided positive momentum to net interest income during 2014.

Capital

Shareholders’ equity increased at September 30, 2014 by $6,258,000, or 11.9%, from $52,553,000 at September 30, 2013.

Mid Penn Bank’s regulatory capital ratios at September 30, 2014 continued to improve and exceed all regulatory (well-capitalized) minimums as noted in the table below.

		Regulatory Guidelines
	Mid Penn Bank	"Well Capitalized"
Leverage Ratio	7.63%	5.00%
Tier 1 Capital (to Risk Weighted Assets)	10.29%	6.00%
Total Capital (to Risk Weighted Assets)	11.48%	10.00%

At September 30, 2014, Mid Penn’s tangible book value per common share was $15.04 compared to $13.27 at September 30, 2013.  We continue to believe that tangible book value improvement is the key factor in stock appreciation.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.  The statements are valid only as of the date hereof and Mid Penn Bancorp, Inc. disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect”, “anticipate”, “intend”, “plan”, “believe”, “estimate”, and similar expressions are intended to identify such forward-looking statements.

Mid Penn’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•	The effects of future economic conditions on Mid Penn and its customers;
•	Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	Future actions or inactions of the United States government, including a failure to increase the government debt limit or a prolonged shutdown of the federal government;
•	Possible impacts of the capital and liquidity requirements proposed by the Basel III standards and other regulatory pronouncements, regulations and rules;
•	The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
•

The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•	The effects of economic deterioration and the prolonged economic recovery on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
•

The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

•	The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•	Technological changes;
•	Acquisitions and integration of acquired businesses, which may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
•	Acts of war or terrorism;
•	Our ability to maintain compliance with the exchange rules of the NASDAQ Stock Market, Inc.;
•	Our ability to maintain the value and image of our brand and protect our intellectual property rights;
•	Disruptions due to flooding, severe weather, or other natural disasters or Acts of God;
•	Volatilities in the securities markets; and
•	Slow economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.